EXHIBIT 11


                     ESTERLINE TECHNOLOGIES CORPORATION
         Computation of Basic and Diluted Earnings Per Common Share
            For the Three Months Ended January 31, 1999 and 1998
                                 (Unaudited)
                  (In thousands, except per share amounts)


                                             Three Months Ended
                                                 January 31,
                                             ------------------
                                              1999       1998
                                             -------    -------

Basic
-----

Net Earnings                                 $ 5,057    $ 4,836
                                             =======    =======

Weighted Average Number of Common Shares
 Outstanding                                  17,327     17,286
                                             =======    =======

Net Earnings per Common Share - Basic        $   .29    $   .28
                                             =======    =======

Diluted
-------

Net Earnings                                 $ 5,057    $ 4,836
                                             =======    =======
Weighted Average Number of Common Shares
 Outstanding                                  17,327     17,286

Net Shares Assumed to be Issued
 for Stock Options                               414        396
                                             -------    -------

Weighted Average Number of Common Shares
 and Common Equivalent Shares Outstanding     17,741     17,682
                                             =======    =======

Net Earnings per Common Share - Diluted      $   .29    $   .27
                                             =======    =======

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